FORM OF

RICK’S CABARET INTERNATIONAL, INC.
STOCK OPTION AGREEMENT

Date of Grant:	July 22, 2009

THIS GRANT, dated as of the date of grant first stated above (the "Date of Grant"), is delivered by Rick’s Cabaret International, Inc. (the "Company") to __________ (the "Grantee"), who is an employee, officer or director of the Company or one of its subsidiaries (the Company is sometimes referred to herein as the "Employer").

WHEREAS, the Board of Directors of the Company (the "Board") on July 22, 2009 granted to Grantee the right to purchase shares of the Common Stock of the Company, par value $0.01 per share (the "Stock"), in accordance with the terms and provisions hereof.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Grant of Option.

Subject to the terms and conditions hereinafter set forth, the Company, with the approval and at the direction of the Board, hereby grants to the Grantee, as of the Date of Grant, an option to purchase up to ________ shares of Stock at a price of $8.75 per share. Such option is hereinafter referred to as the "Option" and the shares of stock purchasable upon exercise of the Option are hereinafter sometimes referred to as the "Option Shares."

2.	Vesting.

This Option shall vest as to 100% of the total number of shares covered by the Option twelve-months after the Date of Grant.

3.	Termination of Option.

(a)
The Option and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void on the sooner of (i) the termination of the Grantee as an employee, officer or director of the Company or (ii) after the expiration of two (2) years from the Date of Grant (the "Option Term").  Notwithstanding the forgoing, any Option which has vested at the time of termination of the Grantee as an employee, officer or director of the Company shall expire two (2) years from the Date of Grant.

(b)
In the event of the death of the Grantee, the Option may be exercised by the Grantee's legal representative(s), but only to the extent that the Option would otherwise have been exercisable by the Grantee.

(c)
if the Board finds by a majority vote after full consideration of the facts that a Grantee, before or after termination of his employment with the Company or an Affiliate for any reason (i) committed or engaged in fraud, embezzlement, theft, commission of a felony, or proven dishonesty in the course of his employment by the Company or any subsidiary or affiliate of the Company, which conduct damaged the Company or subsidiary or affiliate, or disclosed trade secrets of the Company its subsidiary or its affiliate, or (ii) participated, engaged in or had a material, financial or other interest, whether as an employee, officer, director, consultant, contractor, shareholder, owner, or otherwise, in any commercial endeavor anywhere which is competitive with the business of the Company or a subsidiary or Affiliate without the written consent of the Company, the Grantee shall forfeit all outstanding Options.  Clause (ii) shall not be deemed to have been violated solely by reason of the Grantee’s ownership of stock or securities of any publicly owned corporation, if that ownership does not result in effective control of the corporation.

The decision of the Board as to the cause of an Employee's discharge, the damage done to the Company or a subsidiary or an affiliate, and the extent of any Grantee’s competitive activity shall be final.  No decision of the Board, however, shall affect the finality of the discharge of the Employee by the Company.

4.	Exercise of Options.

(a)
The Grantee may exercise the Option with respect to all or any part of the number of Option Shares then exercisable hereunder by giving the Secretary of the Company   written notice of intent to exercise.  The notice of exercise shall specify the number of Option Shares as to which the Option is to be exercised and the date of exercise thereof, which date shall be at least five days after the giving of such notice unless an earlier time shall have been mutually agreed upon.  Notwithstanding the foregoing, an Option granted under this Agreement may be exercised in increments of not less than 10% of the full number of Shares as to which it can be exercised. A partial exercise of an Option will not affect the Grantee’s right to exercise the Option from time to time in accordance with this Agreement as to the remaining Shares subject to the Option.

(b)
Full payment (in U.S. dollars) by the Grantee of the option price for the Option Shares purchased shall be made on or before the exercise date specified in the notice of exercise in cash, or certified or cashier's check or money order, or, with the prior written consent of the Board, in whole or in part through the surrender of previously acquired shares of Stock at their fair market value on the exercise date.

On the exercise date specified in the Grantee's notice or as soon thereafter as is practicable, but not to exceed ten (10) business days, the Company shall cause to be delivered to the Grantee, a certificate or certificates for the Option Shares then being purchased (out of theretofore unissued Stock or reacquired Stock, as the Company may elect) upon full payment for such Option Shares.

(c)
If the Grantee fails to pay for any of the Option Shares specified in such notice, the Grantee's right to purchase such Option Shares may be terminated by the Company.  The date specified in the Grantee's notice as the date of exercise shall be deemed the date of exercise of the Option, provided that payment in full for the Option Shares to be purchased upon such exercise shall have been received by such date.

5.	Adjustment of and Changes in Stock of the Company.

In the event of a reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of capital stock of the Company, the Board shall make such adjustment  in the number and kind of shares of Stock subject to the Option or in the option price; provided, however, that no such adjustment shall give the Grantee any additional benefits under the Option.

6.	Fair Market Value.

As used herein, the "fair market value" of a share of Stock shall be the closing price per share of Stock on the NASDAQ, composite tape or other recognized market source, as determined by the Board, on the applicable date of reference hereunder, or if there is no sale on such date, then the closing price on the last previous day on which a sale is reported.

7.	No Rights of Stockholders.

Neither the Grantee nor any personal representative shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any shares of Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

8.	Non-Transferability of Option.

During the Grantee's lifetime, the Option hereunder shall be exercisable only by the Grantee or any guardian or legal representative of the Grantee, and the Option shall not be transferable except, (i) in case of the death of the Grantee, by will or the laws of descent and distribution, and (ii) to a child, grandchild or stepchild of the Grantee or to a trust or partnership created by the Grantee, who, in each case, will be subject to all of the provisions hereof, nor shall the Option be subject to attachment, execution or other similar process.  In the event of (a) any attempt by the Grantee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Grantee and it shall thereupon become null and void and of no value to any such party.

9.	Notice.

Any notice to the Company provided for in this instrument shall be addressed to it in care of its Secretary at its executive offices at Rick’s Cabaret International, Inc., and any notice to the Grantee shall be addressed to the Grantee at the current address shown on the records of the Company.  Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

10.	Governing Law.

The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the law of the State of Texas, except to the extent preempted by federal law, which shall to the extent govern.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Stock Option Agreement effective as of the Date of Grant.

RICK’S CABARET INTERNATIONAL, INC.

By:
Title: